Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated and effective on June 27, 2007, (the “Effective Date”), is made and entered into by and between Gemstar-TV Guide International, Inc., a Delaware corporation (the “Company”), and Richard Battista (the “Executive”), with reference to the following facts:

WHEREAS, the Company and Executive previously entered into that certain Employment Agreement dated as of December 9, 2004 (the “Prior Agreement”);

WHEREAS, the parties wish to terminate the Prior Agreement and enter into this Agreement with respect to Executive’s employment by the Company commencing on the Effective Date;

WHEREAS, Company wishes to employ Executive on the terms and conditions set forth herein; and

WHEREAS, Executive wishes to accept such employment with the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and mutual agreements hereinafter contained, the parties agree as follows:

1. Employment, Duties and Acceptance

1.1 Employment by the Company. The Company agrees to employ Executive to render exclusive and full-time business services to the Company. From the Effective Date until the end of the Term (as hereinafter defined), subject to the terms of this Agreement, Executive shall serve as, and his title shall be, Chief Executive Officer of the Company. As the Chief Executive Officer of the Company, Executive shall perform the functions assigned and have authority delegated to him as the Chief Executive Officer of the Company and will report directly to the Board of Directors of the Company (the “Board”). There shall be no other officers of the Company equal or senior to the Executive. Except as otherwise required by law or applicable regulation, all employees of the Company shall report directly or indirectly to Executive. Executive shall serve as a member of the Board. Executive shall also serve as a member of the Executive Committee of the Board. Executive shall serve as a member on other boards of directors or committees if and when requested by the Board. Executive shall not be entitled to receive any additional compensation for serving as a member of the Board or on any other board of directors or committees.

1.2 Acceptance of Employment by the Executive. Executive accepts such employment and agrees to devote his full time and attention as necessary to fulfill all of the duties of his employment hereunder and shall render the services described above. Without the prior written consent of the Company, Executive agrees that while he is employed by the Company he will not, directly or indirectly, engage in any other business activities or pursuits, whether on his own behalf or on behalf of any other person, firm or corporation, except for making passive investments permitted by Section 5.1.1 hereof.

1.3 Place of Employment. Executive’s principal place of employment shall be at the Company’s principal office in Los Angeles County, California, subject to such travel as the rendering of the services hereunder may require.

2. Term of Employment. The Company hereby employs Executive for a two-year period commencing on the Effective Date and ending on the second anniversary of the Effective Date (i.e., June 27, 2009) (the “Term”), unless sooner terminated as herein provided.

3. Compensation and Benefits.

3.1 Compensation. As compensation for all services to be rendered pursuant to this Agreement, the Company shall pay Executive during the Term a base salary and bonus as follows:

(a) Base Salary. Executive shall be paid, on regular pay dates as now in effect or shall then be in effect under Company policy, at the rate of $1,000,000 per annum, subject to annual increase at the discretion of the Board (“Base Salary”); provided that, such increase shall not be less than the increase, if any, in the Consumer Price Index for all Urban Consumers for the Los Angeles area (or any successor Consumer Price Index) based on data published by the Bureau of Labor Statistics of the United States Department of Labor for the preceding year cost of living.

(b) Bonus. The Executive shall be entitled to receive an annual bonus (the “Annual Bonus”) for each fiscal year during the Term, on or before the 90th day of the fiscal year then ended. The target amount for the bonus shall be 80% of the Base Salary (the “Target Bonus”) but the actual amount shall be determined in the sole discretion of the Company, but in no event less than 40% of the Executive’s Base Salary for the fiscal year then ended or such lesser pro-rated amount if the first or last year of the Term shall be less than twelve months.

3.2 Participation in Employee Benefit Plans. Executive shall be entitled to participate in all benefit plans or arrangements presently in effect or hereafter adopted by the Company applicable to senior executives of the Company including: (i) any stock option or purchase plan, stock appreciation rights plan or any bonus or other incentive compensation plan, including without limitation the Company’s 1994 Stock Incentive Plan, as amended and restated, and the Company’s 2007 Long-Term Incentive Plan (collectively, the “Plan”), and (ii) any profit-sharing, pension, group medical, dental, disability and life insurance or other similar benefit plans (collectively, the “Benefits”).

3.3 Business Expenses. During the Term, the Company shall pay, or reimburse Executive for, all reasonable expenses actually incurred or paid by Executive during the Term, in connection with his performance of his duties hereunder upon presentation of expense statements or vouchers or such other supporting information as the Company shall reasonably require. Executive will be permitted to travel for business on terms no less favorable than those applicable to executives at his level under the Company’s travel policy, which shall include first class air travel when available. The Company shall also reimburse Executive for all reasonable and documented legal fees and costs incurred by Executive in connection with the negotiation and documentation of this Agreement.

3.4 Stock Grant. The Company hereby grants to the Executive, on the Effective Date, 300,000 shares of restricted stock (the “Executive Stock”) representing 300,000 shares of the Company’s common stock, par value $.01 per share, pursuant to the Restricted Stock Agreement in the form attached hereto as Exhibit A. Except as otherwise provided herein, the Executive Stock shall vest and the restrictions associated with the Executive Stock shall lapse, subject to the Executive’s continued employment with the Company, at the times and as to the number of shares as follows:

Date	No. of Shares Vesting
First Anniversary of the Effective Date	100,000
Second Anniversary of the Effective Date	100,000
Third Anniversary of the Effective Date	100,000

Notwithstanding anything to the contrary herein, in the event the Executive’s employment is terminated without Cause or the Executive resigns for Good Reason (including without limitation as a result of a “Change of Control”) in accordance with the provisions of Section 4.4 and 4.5 below (as applicable), the Executive Stock shall fully vest and all remaining restrictions associated with the Executive Stock shall lapse in their entirety. Any equity granted pursuant to this Agreement may be subject to disgorgement pursuant to Section 304 of the Sarbanes-Oxley Act.

The Company represents that the Executive Stock is registered on the Company’s Form S-8 Registration Statement filed with the Securities and Exchange Commission on June 8, 2007. The Company hereby covenants and agrees to take all actions necessary to satisfy the requirements of Rule 16b-3(d) under the Exchange Act of 1934 (the “Exchange Act”) so as to exempt the issuance of the Executive Stock under Section 16(b) of the Exchange Act. The Executive Stock shall be evidenced by book-entry and certificates representing the vested portion shall be issued promptly upon vesting. The Executive Stock shall be subject to the right of the Executive to first instruct the Company to withhold a number of shares of Executive Stock equal to any tax withholding obligations thereto.

In the event of any inconsistency between the terms of this Agreement and the terms of the Restricted Stock Agreement or the Company’s 2007 Long-Term Incentive Plan (the “2007 LTIP”) the terms of the 2007 LTIP shall prevail.

3.5 Vacation. Executive shall be entitled to not less than four weeks’ vacation during each year of the Term to be scheduled at mutually agreeable times and accrued and taken in accordance with Company policy.

3.6 Automobile Allowance. The Company shall provide Executive with a car allowance of $1,000 per month to be used for the purchase, lease and maintenance of an appropriate automobile for his use during the term of Executive’s employment hereunder. If, in lieu of such allowance, the Company leases or purchases an automobile for Executive’s use, Executive shall have the ability to assume the lease at the end of the term thereof or purchase the automobile at its residual or depreciated value at the end of the Term.

3.7 Disability Insurance. During the Term, the Company agrees to purchase and keep in effect, or reimburse Executive for the cost of, one or more policies of disability insurance reasonably satisfactory to Executive and the Company, with maximum annual premiums not to exceed $22,000. Such policy will contain a feature permitting Executive to continue the policy at his cost following the end of the Term.

3.8 Life Insurance. During the Term, the Company agrees to purchase and keep in effect, or reimburse Executive for the cost of, a policy of life insurance reasonably satisfactory to Executive and the Company, with maximum annual premiums not to exceed $10,000. Such policy will contain a feature permitting Executive to continue the policy at his cost following the end of the Term.

4. Termination of Employment

4.1 Termination Due to Death. Executive’s employment and this Agreement shall terminate automatically upon the Executive’s death during his employment with the Company. In such event, his estate or his beneficiaries, as the case may be, shall be entitled to:

(a) payment of his Base Salary through the date of death;

(b) payment of the pro-rated portion of the Annual Bonus for the fiscal year in which Executive’s death occurs, payable promptly after the fiscal year ending after the date of Executive’s death;

(c) exercise any stock options which shall have vested as of the date of Executive’s death for a period of one year following the date of termination; all unvested or unexercisable options and Executive Stock as of such date shall be terminated and forfeited; and

(d) other or additional benefits in accordance with applicable plans and programs of the Company.

4.2 Termination Due to Disability. In the event Executive’s employment and this Agreement is terminated due to his disability (as defined below), he shall be entitled in such case to the following (but in no event less than the benefits due to him under the then current disability program of the Company):

(a) payment of his Base Salary through the date of termination;

(b) payment of the pro-rated portion of the Annual Bonus for the fiscal year in which termination due to disability occurs, payable promptly after the end of the fiscal year ending after the date of such termination;

(c) exercise any stock options which shall have vested as of the date of Executive’s termination for a period of one year following the date of termination; all unvested or unexercisable options and unvested Executive Stock as of such date shall be terminated and forfeited;

(d) until the earlier of the end of such disability and the second anniversary of the Effective Date, continued participation in medical, dental, hospitalization and life insurance coverage and in such other employee plans and programs in which he was participating (and on the same basis that he was participating) on the date of termination of his employment due to disability subject to the terms of such plans and to the extent such coverage may be made available to disabled employees; and

(e) other or additional benefits in accordance with applicable plans and programs of the Company.

For purposes of this Agreement, “disability” shall mean Executive’s inability to substantially perform his duties and responsibilities under this Agreement for (i) a period of 120 consecutive days or (ii) an aggregate of 180 days during any twelve month period.

4.3 Termination for Cause.

(a) For the purposes of this Agreement, “Cause” shall mean:

(i)	Executive is convicted of, or pleads guilty or nolo contendre to, a felony;

(ii)	Executive engages in conduct that constitutes continued willful neglect or willful misconduct in carrying out his duties under this Agreement, resulting, in either case, in economic harm to or damage to the reputation of the Company or any of its affiliates; or

(iii)	Executive breaches any material affirmative or negative covenant or undertaking hereunder (other than immaterial breaches), which breach, if curable, is not substantially cured within thirty days after written notice to Executive specifying such breach.

(b) The Company shall have the right to terminate Executive’s employment and this Agreement for Cause. A termination for Cause shall be communicated by a written notice of termination to Executive, which notice of termination shall set forth the facts and circumstances claimed to provide a basis for termination of Executive’s employment.

(c) In the event the Company terminates Executive’s employment for Cause, (i) he shall be entitled to Base Salary through the date of the termination of his employment for Cause, (ii) all unvested or unexercisable options and unvested Executive Stock as of the date of termination shall be terminated and forfeited, (iii) all previously vested options as of the date of termination shall immediately cease to be exercisable, and (iv) the Company shall have no further obligations to the Executive.

4.4 Termination without Cause. If the Company terminates Executive’s employment and this Agreement for any reason during the Term other than those specified in Section 4.1, 4.2 or 4.3 above, or if the Executive terminates his employment for a Good Reason (as set forth in Section 4.5 below), he shall be entitled to receive the following:

(a) payment of his Base Salary and the guaranteed portion of his Annual Bonus through the end of the Term (payable over the remainder of the Term);

(b) the right to exercise all vested and unvested stock options (for the avoidance of doubt, all unvested stock options in the Company as of the date of termination without cause that were previously granted to Executive under this Agreement, the Prior Agreement or otherwise, shall vest fully and become immediately exercisable as of the date of termination without cause). Executive shall have the right to exercise such options at any time during the remainder of the applicable option term;

(c) acceleration of vesting of (and the lapse of any remaining restrictions with respect to) all unvested Executive Stock as of the date of termination without cause; and

(d) until the earlier of the end of the Term and the date on which Executive commences other full-time employment, continued participation in the employee plans and programs (including the programs set forth in Sections 3.6, 3.7 and 3.8, but excluding the option plan) in which he was participating on the date of termination of his employment subject to the terms of such plans.

Executive agrees to accept the severance provided in this Section 4.4 as liquidated damages in lieu of any other damages or severance benefits to which he might be entitled as a result of the termination of his employment with the Company. The Company agrees that the payments contemplated by this Section 4.4 shall not be reduced by any compensation Executive may receive as a result of employment by any other person or entity after the termination of his employment. The Company agrees that Executive shall have no obligation to mitigate damages in the event his employment is terminated under this Section 4.4.

4.5 Termination by the Executive for Good Reason. If (a) there is a “Change of Control” of Company (as such term is defined in Section 1.2(g) of the 2007 LTIP) or News Corporation and its affiliates (including entities in which News Corporation owns less than 50%) sells, in the aggregate, more than two-thirds of its existing equity interest in the Company to a third party, or (b) the Company, without the written consent of Executive (i) diminishes Executive’s title or position, (ii) reassigns Executive to a geographic location outside of Los Angeles County, (iii) makes a material change that is adverse to Executive in the nature of Executive’s responsibilities, authority or status (other than changes resulting from dispositions of divisions, subsidiaries or operating units, the outsourcing of corporate functions, or any increase in the Executive’s responsibilities), (iv) does not reelect Executive to the Board, Executive Committee or Special Committee (so long as Executive shall not have previously resigned or been removed for cause from the Board, Executive Committee or Special Committee), or (v) the Company breaches any material provision of this Agreement (other than immaterial breaches), then upon the occurrence of any of the events described in clause (a) or clause (b) above, Executive shall be entitled to terminate his employment and this Agreement for “Good Reason”, in which case Executive shall be treated as though his employment was terminated without “cause” as set forth in Section 4.4 above. Without limiting the foregoing, in the event of a Good Reason termination Executive shall be not be required to mitigate damages and the Company shall have no right of offset, and Executive shall be entitled to receive the same consideration he would have received had his employment been terminated without “cause”, all as set forth in Section 4.4 above. Notwithstanding anything to the contrary herein, upon the occurrence of any of the events described in clause (b) of this Section 4.5, Executive shall not be entitled to terminate his employment for Good Reason pursuant to this Section 4.5 unless the Executive has previously notified the Company in writing of the basis for such termination and, if the same is curable, the Company has failed to substantially cure the same within 30 days of such written notice.

4.6 Calculation of Bonus. For purposes of Section 4.1(b) and Section 4.2(b) above, the pro-rated portion of the Annual Bonus referenced in such sections shall be determined by multiplying such Annual Bonus by a fraction, the numerator of which shall be the number of days during such fiscal year that Executive was employed and the denominator of which shall be 365.

4.7 Tax Matters. In the event that any payments or benefits (collectively, the “Payments”) to be received by the Executive in connection with a change in ownership or control (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the Regulations promulgated thereunder) of the Company (a “Change in Control”) will be subject to the excise tax (the “Excise Tax”) imposed under Code Section 4999, then the Company shall pay the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Payments and any Federal, state and local income and employment taxes and Excise Tax owing on the Gross-Up Payment, shall be equal to the Payments to the Executive. For the avoidance of doubt, Section 10.4 of the Company’s 2007 Long-Term Incentive Plan shall not apply to this Agreement.

For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of the Excise Tax: (a) all of the Payments and any other payments or benefits received or to be received by Executive in connection with a Change in Control or Executive’s termination of employment by the Company without Cause or by Executive for Good Reason (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of control or any person affiliated with the Company or such person) shall be treated as “parachute payments” within the meaning of Code Section 280G(b)(2) unless, in the written opinion of an accounting firm or consulting firm with particular expertise regarding the Excise Tax (“Accounting Firm”) reasonably acceptable to the Executive and selected by the accounting firm which was

Company’s independent auditor (the “Auditor”) immediately prior to the Change in Control, such payments or benefits (in whole or in part) should not be treated by the courts as subject to the Excise Tax; (b) all “excess parachute payments” within the meaning of Code Section 280G(b)(1) shall be treated as subject to the Excise Tax unless, in the written opinion of Accounting Firm, such excess parachute payments (in whole or in part) should not be treated by the courts as subject to the Excise Tax; and (c) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accounting Firm in accordance with the principles of Code Section 280G and the Regulations promulgated thereunder. The Accounting Firm shall not be a firm providing auditing or accounting services to any entity involved in the Change of Control. In the event that a final determination by a court or a binding settlement with the taxing authorities differs from any determination by the Accounting Firm hereunder, the Gross-Up Payment shall be recalculated consistent with such final determination or binding settlement.

For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay Federal income tax at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in Federal income taxes that could be obtained from deduction of such state and local taxes.

The Company also shall indemnify the Executive for any reasonable professional fees and costs (on a fully grossed-up basis consistent with the principles of this Paragraph 4.7) that he pays or incurs in connection with the analysis of the applicability of the Excise Tax and in connection with the defense of any tax audit, investigation or judicial or administrative proceeding pertaining to the Excise Tax. For the avoidance of doubt, the fees and expenses of the Accounting Firm and the Auditor shall be borne solely by the Company.

4.8 409A Deferred Compensation. Executive acknowledges that certain benefits under this Agreement otherwise payable upon termination of employment may be subject to Section 409A of the Internal Revenue Code which, if applicable, could require a delay in the payment of benefits for a period of at least six (6) months following a termination of employment; provided, however, that when payments commence all prior delayed payments shall be paid in full in addition to the then required periodic payments.

5. Certain Covenants of the Executive.

5.1 Covenants Against Competition. Executive acknowledges that the services to be furnished by Executive hereunder and the rights and privileges granted to the Company by Executive are of a special, unique, unusual, extraordinary, and intellectual character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and a breach or threatened breach by Executive of any of the provisions contained in this Section 5.1 will cause the Company irreparable injury and damage. In order to induce the Company to enter into this Agreement, Executive covenants and agrees that:

5.1.1 Non-Compete. During the Term, Executive will not, in any manner directly or indirectly, engage in any business which competes with business in which the Company is then engaged and will not directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by, or connected in any manner with any corporation, firm or business that is so engaged. The foregoing does not prohibit the Executive’s ownership of less than five percent (5%) of the outstanding common stock of any company whose shares are publicly traded on a national stock exchange, are reported on NASDAQ, or are regularly traded in the over-the-counter market by a member of a national securities exchange. In the event that Executive’s employment and this Agreement are terminated for “cause” as set forth in Section 4.3 above, Executive will comply with the non-compete obligations set forth in this Section 5.1.1 through the second anniversary of the Effective Date.

5.1.2 Employees of the Company. Executive shall not, during the Term, or for a period of one year thereafter, directly or indirectly, induce, solicit or attempt to induce or solicit any employee of the Company, with the exception of his personal assistant, or its affiliates to leave the Company or such affiliates.

5.1.3 Property of the Company. Executive acknowledges that the relationship between the parties hereto is exclusively that of employer and employee, and that the Company’s obligations to him are exclusively contractual in nature. The Company and/or its affiliates shall be the sole owner or owners of all the fruits and proceeds of Executive’s services hereunder, including, but not limited to, all ideas, concepts, formats, suggestions, developments, arrangements, designs, packages, programs, scripts, audio visual materials, promotional materials, photography and other intellectual properties and creative works which Executive may prepare, create, produce or otherwise develop in connection with and during his employment hereunder, including, without limitation, all copyrights and all rights to reproduce, use, authorize others to use and sell such properties or works at any time or place for any purpose, free and clear of any claims by the Executive (or anyone claiming under him) of any kind of character whatsoever (other than Executive’s right to compensation hereunder). Executive agrees that he will have no right in or to such properties or works and shall not use such properties or works for his own benefit or the benefit of any other person. Executive shall, at the request of the Company, execute such assignments, certificates, applications, filings, instruments or other documents, consistent herewith, as the Company may from time to time reasonably deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title and interest in or to any such properties or works.

5.1.4 Confidential Information. With the exception of Executive’s personal files and rolodex, all memoranda, notes, records and other documents made or compiled by Executive, or made available to him during the Term, concerning the business or affairs of the Company or its affiliates shall be the property of the Company or such affiliates and shall be delivered to the Company or its affiliates on the termination of this Agreement or at any other time on request. Executive shall keep in confidence and shall not use for himself or others, or, except in the course of carrying out his duties hereunder, divulge to others, any information concerning the business or affairs of the Company or its affiliates which is not otherwise publicly available and which is obtained by Executive as a result of his employment, including, but not limited to, trade secrets or processes and information deemed by the Company to be proprietary in nature, including, without limitation, financial information, programming or plans of the Company or its affiliates, unless disclosure is permitted by the Company or required by law.

5.1.5 Right to Use Name. During the Term, the Company shall have the right to use Executive’s approved biography, name and approved likeness in connection with its business, including in advertising its, or their, products and services, but not for use as a direct or indirect endorsement.

5.1.6 Cooperation. Executive agrees that during the Term and thereafter he will, subject to his professional availability, cooperate in the Company’s and its affiliates defense against any threatened or pending litigation or in any investigation or proceeding by any governmental agency or body that relates to any events or actions which occurred during the Term. The Company agrees to reimburse Executive for any reasonable and necessary out-of-pocket costs incurred by Executive in providing such assistance.

5.1.7 Survival. The covenants set forth above in this Section 5.1 (the “Restrictive Covenants”), with the exception of Section 5.1.5, shall survive the termination of this Agreement.

5.2 Severability of Covenants. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

5.3 Blue-Pencilling. If any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

6. No Prior Agreements. Executive represents and warrants that he is not bound by any agreement or any other existing or previous business relationship which conflicts with, or may prevent or otherwise conflict with, the full performance of his obligations and duties under this Agreement.

7. Other Provisions.

7.1 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally or telecopied, or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally or telecopied, or if mailed, two days after the date of mailing, as follows:

(i)	if to the Company, to:

Gemstar-TV Guide International, Inc.

6922 Hollywood Boulevard, 12th Floor

Los Angeles, California 90028

Attention: General Counsel

(ii)	if to Executive, to:

Richard Battista

Gemstar-TV Guide International, Inc.

6922 Hollywood Boulevard, 12th Floor

Los Angeles, California 90028

with copies to:

Alan J. Epstein, Esq.

Jackoway Tyerman Wertheimer Austen Mandelbaum & Morris, P.C.

1925 Century Park East, 22nd Floor

Los Angeles, CA 90067

Such addresses may be changed by written notice sent to the other party at the last recorded address of that party.

7.2 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

7.3 Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

7.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made within the State of California, without regard to its conflict of law rules which are deemed applicable herein.

7.5 Arbitration.

(a) Except as provided in Section 7.5(e) below, the Company and Executive agree that any dispute or controversy arising out of, relating to, or in any way connected to Executive’s employment with the Company, whether or not arising out of this Agreement, its interpretation, validity, construction, performance, breach, or termination, shall be settled by binding neutral arbitration in accordance with the then in effect JAMS Employment Arbitration Rules & Procedures and Minimum Standards of Procedural Fairness (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be in writing, and shall be final, conclusive, and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court of competent jurisdiction.

(b) Executive understands that by consenting to the arbitration provisions of this Agreement, Executive is waiving his right to a jury trial.

(c) The arbitrator shall apply California law to the merits of any dispute or claim, without reference to rules of conflicts of law. The arbitration proceedings shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1 et seq., and by the Rules, without reference to state arbitration law, except that each party shall be entitled to discovery of essential documents and witnesses, as determined by the arbitrator. Each party shall also be entitled to pursue all remedies, damages or claims that would be available if the case had been litigated in the judicial forum having jurisdiction over it.

(d) The Company and Executive hereby consent to the exclusive jurisdiction and venue of the state and federal courts located in Los Angeles County, California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants. The arbitration proceeding shall take place in Los Angeles County, California.

(e) Notwithstanding any other provision to this Agreement, either party to this Agreement may apply to any court of competent jurisdiction located in Los Angeles County, California for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgement of the powers of the arbitrator.

(f) Any arbitration proceedings conducted under the terms of this Agreement will be conducted confidentially. All documents, testimony and records shall be received, heard and maintained by the arbitrator(s) in confidence and under seal, and shall be available for inspection only by the arbitrator(s), the parties and their respective attorneys and their respective experts, who shall agree in advance and in writing to receive and maintain all such information in confidence.

(g) The Company shall pay all arbitration-related expenses that would not have been incurred if the case had been brought in court. However, the prevailing party may recover his or her outside attorney’s fees and expenses to the extent permitted by law.

(h) Executive acknowledges that this arbitration provision has been included at his request. Executive further acknowledge that he understands that by signing this Agreement, he agrees, except as provided in Sections 7.5(e), to submit any claims or disputes arising out of, relating to, or in any way connected to his employment with the Company, whether or not arising out of this Agreement, its interpretation, validity, construction, performance, breach, or termination, to binding neutral arbitration. Executive further understands that this arbitration provision constitutes a waiver of his right to a jury trial and applies to the resolution of all disputes concerning his relationship with the Company.

7.6 Assignment. This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive. This Agreement shall inure to the benefit of the successors of the Company and assigns permitted by this agreement and to the benefit of any other corporation or entity which is a parent of the Company to which the Agreement is assigned, and any other corporation or entity into which the Company may be merged or with which it may be consolidated. Except as herein provided, this Agreement shall be nonassignable.

7.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

7.8 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

7.9 Indemnity. To the maximum extent permitted by applicable law, Company shall indemnify Executive and hold Executive harmless from and against any and all clams, liabilities, judgments, fines, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees, costs of investigation and experts, settlements and other amounts actually incurred by Executive in connection with the defense of any action, suit or proceeding, and in connection with any appeal thereon) incurred by Executive in any and all threatened, pending or completed actions, suits or proceedings, whether civil, criminal administrative or investigative (including, without limitation, actions, suits or proceedings brought by or in the name of Company) arising, directly or indirectly, by reason of Executive’s status, actions or inaction as a director, officer, employee or agent of Company or of an affiliate of Company so long as Executive’s conduct was in good faith. The Company shall promptly advance to Executive upon request any and all expenses incurred by Executive in defending any and all such actions, suits or proceedings to the maximum extent permitted by applicable law. However, the Executive agrees to repay any expenses paid or reimbursed by the Company if it is ultimately determined that the Executive is not legally entitled to be indemnified by the Company. The provisions of this Section 7.9 shall survive the termination of this Agreement.

7.10 Attorney’s Fees. If legal action is brought in connection with this Agreement or arising out of the subject matter hereof, the prevailing party in such legal action shall be entitled to recover reasonable outside attorneys fees and other costs incurred in that action in addition to any other relief to which such party may be entitled.

IN WITNESS WHEREOF, the parties have executed this Agreement on June 27, 2007.

GEMSTAR - TV GUIDE INTERNATIONAL, INC.

By:	/s/ Stephen H. Kay
Name:	Stephen H. Kay
Title:	Executive Vice President, General Counsel and Secretary

/s/ Richard Battista
Richard Battista

Exhibit A

Grant No.:

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

2007 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

Gemstar-TV Guide International, Inc., a Delaware corporation (the “Company”), hereby grants shares of its common stock, $.01 par value (the “Stock”), to the Grantee named below, subject to the vesting conditions set forth in the attachment. Additional terms and conditions of the grant are set forth in this cover sheet and in the attachment (collectively, the “Agreement”) and in the Company’s 2007 Long-Term Incentive Plan (the “Plan”).

Grant Date: June 27, 2007

Name of Grantee: Richard Battista

Grantee’s Employee Identification Number:

Number of Shares of Stock Covered by Grant: 300,000 Common Shares of Stock

Purchase Price per Share of Stock: $0.00

Vesting Start Date: June 27, 2007

Performance Goals: None

By signing this cover sheet, you agree to all of the terms and conditions described in this Agreement and in the Plan, a copy of which is also attached. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the Plan. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan, unless the context otherwise requires.

Grantee:
(Signature)

Company:
(Signature)

Title:

This is not a stock certificate or a negotiable instrument.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

2007 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

Restricted Stock/ Nontransferability	This grant is an award of Stock in the number of shares set forth on the cover sheet, at the purchase price set forth on the cover sheet, and subject to the vesting conditions described below (“Restricted Stock”). The purchase price is deemed paid by your prior services to the Company. To the extent not yet vested, your Restricted Stock may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of, whether by operation of law or otherwise, nor may the Restricted Stock be made subject to execution, attachment or similar process. For the avoidance of doubt, the term “Restricted Stock” shall refer to shares subject to vesting conditions, and the term “Stock” shall refer to shares no longer subject to any vesting restrictions.

Vesting

The Company will issue your Restricted Stock in your name as of the Grant Date.

Your right to the Stock under this Agreement vests as to one-third ( 1/3rd) of the total number of shares of Stock covered by this grant, as shown on the cover sheet, on each of the first three one-year anniversaries of the Vesting Start Date (each a “Vesting Date”), provided you then continue in Service (except as otherwise provided herein). For vesting purposes, your Restricted Stock will continue to vest after end of the two-year Term of the Employment Agreement between you and the Company dated June 27, 2007 (the “Employment Agreement”) so long as you remain a Service Provider of the Company or any of its Affiliates. The resulting aggregate number of vested shares of Stock will be rounded down to the nearest whole number, and you cannot vest in more than the number of shares covered by this grant.

No additional shares of Stock will vest after your Service has terminated for any reason, except as otherwise provided herein.

Forfeiture of Unvested Stock	In the event that your Service terminates for death, Disability (as defined in the Employment Agreement), or for Cause (as defined in the Employment Agreement), you will forfeit to the Company all of the shares of Restricted Stock subject to this grant that have not yet vested and you will not be required to forfeit any shares of Stock that have vested.

Termination without Cause or for Good Reason	Notwithstanding anything to the contrary herein, in the event that your Service is terminated by the Company without “Cause” (as defined in the Employment Agreement) or by you for “Good Reason” (as defined in the Employment Agreement) all unvested shares of Restricted Stock will immediately vest as of the date of your termination.

Leaves of Absence	For purposes of this grant, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating 90 days after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

Issuance	The issuance of the Stock under this grant shall be evidenced in such a manner as the Company, in its discretion, will deem appropriate, including, without limitation, book-entry, registration or issuance of one or more Stock certificates, with any unvested Restricted Stock bearing a legend with the appropriate restrictions imposed by this Agreement. As your interest in the Stock vests as described above, the recordation of the number of shares of Restricted Stock attributable to you will be appropriately modified.

Withholding Taxes	You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the payment of dividends or the vesting of Stock acquired under this grant. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the payment of dividends or the vesting of shares arising from this grant, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate. You may elect to satisfy this withholding obligation, in whole or in part, by causing the Company to withhold shares of Stock otherwise issuable to you or by delivering to the Company shares of Stock already owned by you. The shares of Stock so delivered or withheld must have an aggregate Fair Market Value equal to the withholding obligation and may not be subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

Section 83(b) Election

Under Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), the difference between the purchase price paid for the shares of Stock and their Fair Market Value on the date any forfeiture restrictions applicable to such shares lapse will be reportable as ordinary income at that time. For this purpose, “forfeiture restrictions” include the forfeiture as to unvested Stock described above. You may elect to be taxed at the time the shares are acquired, rather than when such shares cease to be subject to such forfeiture restrictions, by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days after the Grant Date. You will have to make a tax payment to the extent the purchase price is less than the Fair Market Value of the shares on the Grant Date. No tax payment will have to be made to the extent the purchase price is at least equal to the Fair Market Value of the shares on the Grant Date. The form for making this election is attached as Exhibit A hereto. Failure to make this filing within the thirty (30) day period will result in the recognition of ordinary income by you (in the event the Fair Market Value of the shares as of the vesting date exceeds the purchase price) as the forfeiture restrictions lapse.

YOU ACKNOWLEDGE THAT IT IS YOUR SOLE RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE A TIMELY ELECTION UNDER SECTION 83(b), EVEN IF YOU REQUEST THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON YOUR BEHALF. YOU ARE RELYING SOLELY ON YOUR OWN ADVISORS WITH RESPECT TO THE DECISION AS TO WHETHER OR NOT TO FILE ANY 83(b) ELECTION.

Corporate Transaction that Involves a Change of Control	Notwithstanding the vesting schedule set forth above, upon the consummation of a Corporate Transaction that involves a Change of Control (as defined in the Plan) or in connection with certain terminations of Service as described in the Employment Agreement, all unvested shares of Restricted Stock will immediately vest as of such date and this grant will become 100% vested.

Retention Rights	Neither your award nor this Agreement give you the right to be retained by the Company (or any parent, subsidiaries or affiliates) in any capacity. The Company (and any Parent, Subsidiaries or Affiliates) reserve the right to terminate your Service at any time and for any reason.

Shareholder Rights	You have the right to vote the Stock and the Restricted Stock and to receive any dividends declared or paid on such stock. Any distributions you receive with respect to the Restricted Stock as a result of any stock split, stock dividend, combination of shares or other similar transaction shall be deemed to be a part of the Restricted Stock and subject to the same conditions and restrictions applicable thereto. The Company may in its sole discretion require any dividends paid on the Restricted Stock to be reinvested in shares of Stock, which the Company may in its sole discretion deem to be a part of the shares of Restricted Stock and subject to the same conditions and restrictions applicable thereto. Except as described in the Plan, no adjustments are made for dividends if the applicable record date occurs before your stock certificate is issued.

Adjustments	In the event of a stock split, a stock dividend or a similar change in the Company Stock, the number of shares covered by this grant shall be adjusted (and rounded down to the nearest whole number) pursuant to the Plan. Your Restricted Stock shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity in accordance with the terms of the Plan, subject, however, to full vesting of the Restricted Stock in all events upon a Change of Control (as defined in the Plan) or in connection with certain terminations of Service as described in the Employment Agreement that may arise in connection with such a merger, liquidation or reorganization.

Legends	Not applicable to Restricted Stock represented by book entry.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan

The text of the Plan is incorporated in this Agreement by reference.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant of Restricted Stock. Any prior agreements, commitments or negotiations concerning this grant are superseded.

Data Privacy	In order to administer the Plan, the Company may process personal data about you. Such data includes but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this grant, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident Grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact Company’s Stock Plan Administrator to request paper copies of these documents.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.

EXHIBIT A

ELECTION UNDER SECTION 83(b) OF

THE INTERNAL REVENUE CODE

The undersigned hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:

1.	The name, address and social security number of the undersigned:

Name:

Address:

Social Security No.:

2.	Description of property with respect to which the election is being made:

                             shares of common stock, par value $.01 per share, Gemstar-TV Guide International, Inc., a Delaware corporation, (the “Company”).

3.	The date on which the property was transferred is , 200 .

4.	The taxable year to which this election relates is calendar year 200 .

5.	Nature of restrictions to which the property is subject:

  The shares of stock are subject to the provisions of a Restricted Stock Agreement between the undersigned and the Company. The shares of stock are subject to forfeiture under the terms of the Agreement.

6.       The fair market value of the property at the time of transfer (determined without regard to any lapse restriction) was $                     per share, for a total of $                    .

7.	The amount paid by taxpayer for the property was $ .

8.	A copy of this statement has been furnished to the Company.

Dated:                     , 2007

Taxpayer’s Signature

Taxpayer’s Printed Name

PROCEDURES FOR MAKING ELECTION

UNDER INTERNAL REVENUE CODE SECTION 83(b)

The following procedures must be followed with respect to the attached form for making an election under Internal Revenue Code section 83(b) in order for the election to be effective: 1/

1. You must file one copy of the completed election form with the IRS Service Center where you file your federal income tax returns within 30 days after the Grant Date of your Restricted Stock.

2. At the same time you file the election form with the IRS, you must also give a copy of the election form to the Secretary of the Company.

3. You must file another copy of the election form with your federal income tax return (generally, Form 1040) for the taxable year in which the stock is transferred to you.

1/	Whether or not to make the election is your decision and may create tax consequences for you. You are advised to consult your tax advisor if you are unsure whether or not to make the election.